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                                                                EXHIBIT 16.1


                          Crowe Chizek and Company LLC
                        105 Continental Place, Suite 200
                              Brentwood, TN 37027


May 16, 2005


Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We have read the comments made regarding us in Item 4 of Form 8-K of First Community Corporation, dated May 16, 2005 and filed May 16, 2005, as contained in the third, fourth, sixth, and eighth paragraphs, insofar as they pertain to us, of Item 4, and are in agreement with those statements.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
Brentwood, Tennessee


cc:    Mr. William Krickbaum
       Audit Committee Chairman
       First Community Corporation